Exhibit 10.1
March 24, 2010
Mr. David R. Looney
c/o Goodrich Petroleum Corporation
801 Louisiana, Suite 700
Houston, Texas 77002
     Re:     Resignation Agreement
Dear David,
     Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C. (collectively, the “Company”), and its successors and assigns, are offering you this package of payments and benefits in connection with your voluntary resignation of employment and agreement to enter into a consulting agreement with the Company. If you sign this letter agreement, which includes Attachments A, B, C and D which are incorporated herein by reference and made a part of this agreement for all purposes (together, the “Agreement”), you agree that the package of pay and benefits set forth herein is in lieu of, and completely supersedes, any and all other agreements and understandings (written or oral) between you and the Company concerning your employment and termination of employment with the Company, including, without limitation, that certain Amended and Restated Severance Agreement between you and the Company dated effective as of November 5, 2007 (collectively, the “Prior Agreements”).
     1. Resignation Date. Your resignation date is March 31, 2010 (“Resignation Date”), and you will receive your base salary and employee benefits through the Resignation Date. On the Resignation Date your employment will end and you will cease to perform any and all duties as an employee or officer of the Company. You agree that no further compensation, benefits or any other payments or obligations shall be owed to you by the Company, other than any vested rights you have under any employee benefit plan that is subject to ERISA and the Company’s obligations to you set forth in this Agreement. Upon the Resignation Date, you hereby resign from and relinquish all of your corporate officer positions with the Company and its affiliates.
     2. Final Paycheck/Return of Company Property. You will receive your final paycheck no later than the Company’s next regular payday following the Resignation Date, which will be for your unpaid base salary through the Resignation Date. You will return all Company property and documents in your possession to the Company on or before the Resignation Date, with the exception of your blackberry, which you may keep.
     3. Stock Options and Phantom Stock. During the term of your employment with the Company, you were granted stock options to purchase shares of the Company’s common stock, and also granted shares of phantom stock of the Company. Such grants were made pursuant and subject to the terms and conditions of the Company’s 2006 Long-Term Incentive Plan (“LTIP”).

A copy of the LTIP has been previously provided to you. The Company hereby agrees to (i) accelerate the vesting on 25,000 shares of your phantom stock and (ii) extend the terms of your vested stock options, all as provided on Attachments “A” and “B”. All other shares of phantom stock, stock options and any other outstanding equity-based awards which have previously been granted to you and are not included on Attachment “A” or “B” are hereby cancelled unexercised and without payment effective on the Resignation Date. You acknowledge and agree that, except as set forth in Attachment B and for the shares of common stock owned of record or beneficially by you as previously reported to the SEC, you are not entitled to, nor shall you make any claim for, based upon or related to, any equity interest in the Company of any type whatsoever, including but not limited to, any other stock option, any shares of any class or series of capital stock in Company, or any security of the Company.
     4. Continued Medical Plan Coverage. Provided you timely elect COBRA continuation coverage under the Company’s group medical plan, the Company shall permit you to continue your coverage and that of your eligible dependents under the Company’s group medical plan for the lesser of 24 months from the Resignation Date or the date you become eligible for coverage under a group medical plan of another employer, whichever occurs first. For the first 18 months of your continued coverage under the Company’s group medical plan, the Company shall waive the monthly COBRA premium required for such continued coverage. After such 18-month period, if your coverage continues you must timely pay the Company each month the required monthly premium for such continued coverage and the Company shall, within 10 days of receipt of your payment, pay you an amount equal to 150% of the monthly premium paid by you. You hereby expressly and permanently waive any rights you may have with respect to receiving a COBRA subsidized premium under the American Recovering and Reinvestment Act of 2009, as amended. Notwithstanding anything herein to the contrary, continued coverage as provided by this paragraph shall be available only so long as the Company maintains a group medical plan.
     5. 2009 Bonus. Effective on or as soon as practical after the Release Date (as defined below), but not later than 10 days thereafter, the Company shall pay you $303,188.00, which is 100% of the bonus amount you would have received with respect to the 2009 fiscal year had you not resigned your employment prior to such payment date.
     6. Consulting Agreement. Effective as of the day following the Resignation Date, the Company and you will enter into the Consulting Agreement attached hereto as Attachment D.
     7. No Other Payments or Benefits. Except as set forth in this Agreement, all other compensation and benefits from the Company will cease effective on the Resignation Date.
     8. Payments and Benefits Conditioned on Your Waiver and Release. Notwithstanding the foregoing or anything in this Agreement to the contrary, the payment and benefits provided to you pursuant to this Agreement are expressly conditioned upon the receipt by the Company from you of the executed Waiver and Release attached hereto as Attachment C and the expiration of the seven-day period for you to revoke such Waiver and Release. No payment or benefits shall be due or provided under this Agreement prior to the date such Waiver and Release becomes effective and nonrevocable (the “Release Date”). Additionally, (i) such

Waiver and Release shall be mutual between the Company and you, and (ii) the Company will agree to indemnify you, to the full extent of the Company’s bylaws permitting indemnity of officers, for any claims based upon acts, omissions, or statements made by you in the course and scope of your employment during the time of your employment and the Consulting Term, which obligation shall not be released. Additionally the Company shall maintain in force Directors and Officers Liability insurance policies (the “D&O policies”) of which you shall be named as an additional insured.
     9. Covenant Not to Disclose, Etc., Obligations. On and after the Resignation Date, you agree to fully comply with the following confidentiality, no disparagement, and covenant not to disclose provisions:
     (a) You acknowledge and agree that (i) by reason of your position with the Company, you have been given access to information, designs, plans, computer software and programs, trade secrets, customer lists, marketing plans, strategies, policies and procedures, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, proprietary information respecting the business operations of the Company. As such, you agree not to, directly or indirectly, for a period ending the earlier of two years from the date hereof or such time as when the confidential information may become generally available in the public market through means other than provided by you, or when it is disclosed to you to or from other sources, other than as a result of your breach of this provision, disclose to any third party or use for the benefit of anyone other than the Company, or use for your own benefit or purposes, any such confidential, proprietary information without the prior written approval of the Company’s Chairman of the Board or Chief Executive Officer. You agree to return all documents and writings of any kind, including both originals and copies, whether developed by you or others, within your custody, possession or control, which contain any material non-public information which in any way relates or refers to the Company or any of its subsidiaries.
     (b) You agree not to make any disparaging comments about the Company, any of its subsidiaries, or its/their officers or directors to any person inside or outside the Company, including but not limited to, current and former employees, and current and former members of the Board of Directors of the Company. The Company agrees to not make any disparaging comments about you to any person inside or outside the Company, including but not limited to, current and former employees, and current and former members of the Board of Directors of the Company. Violation of this Agreement will subject the guilty party to legal action by the other. The provisions of this Section 9 (b) shall remain in effect for a period of two years from the date hereof.
     10. Assistance in Legal Actions. In the event the Company is or becomes involved in any legal action relating to events which occurred while you were rendering services to the Company or about which you possess any information, you agree to assist, subject to your “reasonable availability”, in the preparation, prosecution or defense of any case involving the Company, including without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. All reasonable travel expenses incurred by you in rendering such assistance will be reimbursed by the Company.
     11. Agreement Effective Notwithstanding Subsequent Discovery of Different Information. Both you and the Company acknowledge and agree that either party may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the claims, suits, rights, actions, complaints, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the release set forth in this Agreement, and both you and the Company expressly agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.
     12. No Admission of Liability. Nothing contained in this Agreement, or the fact that either you or the Company has signed this Agreement, shall be considered an admission of any liability or wrongdoing whatsoever by you or the Company. Should any portion of this Agreement be declared void or unenforceable, such portion shall be considered severable from the remainder, the validity of which shall remain unaffected.
     13. Entire Agreement/Arbitration. This Agreement contains the entire agreement between you and the Company regarding these issues, and is in replacement of any and all Prior Agreements you may have, and no modification to this Agreement shall be valid unless set forth in writing and signed by both you and the Chief Executive Officer or Chairman of the Board of the Company. Any dispute regarding the terms of this Agreement or any aspect of your employment or its termination shall be settled by final and binding arbitration in Harris County, Texas, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, as the exclusive remedy for resolving such dispute. BOTH PARTIES HERETO ACKNOWLEDGE AND AGREE THAT, BY AGREEING TO THE PROVISIONS OF THIS PARAGRAPH 13, WE ARE KNOWINGLY AND VOLUNTARILY WAIVING OUR RIGHTS TO A JURY TRIAL.
     14. Review Period. So that you can review this Agreement as you deem appropriate, the Company also advises you as follows: (i) this Agreement does not waive rights or claims that may arise after it is executed by you; (ii) seven days after you sign it, you may revoke it by written notice to Walter G. Goodrich; and (iii) you should consult with an attorney if you desire before executing this Agreement. In the event of your revocation of this Agreement, including the Waiver and Release, all provisions of this Agreement shall cease to be in force and effect and all payments and benefits granted to you hereunder shall be terminated. By your execution of this Agreement, you acknowledge that the Company has offered you up to twenty-one days to consider your entry into this Agreement.
     If the terms as set forth herein, including in the Attachments, are acceptable to you, please date and sign this Agreement below, and then return the signed original to me no later than 21 days after the Resignation Date. A copy will be returned to you for your records. If you have any questions regarding this separation package, or any aspect of your employment or resignation, do not hesitate to contact me personally.
     15. Section 409A and Other Taxes. It is the intent of the parties that the payments and benefits provided to you under this Agreement not be subject to any excise taxes or any additional taxes, interest or penalties for noncompliance with any provisions of Section 409A of the Internal Revenue Code, and that your continued coverage, if any, in the Company’s group medical plan beyond the COBRA qualified period not result in adverse tax consequences to you. The Company is not making, and has not made, any representations to you with respect to the tax treatment of any payments or benefits provided to you under the Agreement and you hereby agree and acknowledge that you are solely responsible for all taxes, penalties and interest thereon, if any, and further acknowledge that the Company shall withhold from all payments and benefits provided pursuant to the Agreement all taxes, penalties and interest it is required by law to withhold.
     16. Board Approval. This Agreement is subject to its approval by the Company’s Board of Directors. As evidence of said approval, the Company will provide you a certificate, signed by the Secretary of the Corporation, with respect to the Board’s approval of this agreement, including but not limited to the actions related to the amendments to stock and option agreements further described on Attachment “A.” Such certificate shall be delivered to you prior to the Resignation Date.

ACCEPTED AND AGREED:	Sincerely, Walter G. Goodrich Vice-Chairman & CEO Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C.
By: /s/ David R. Looney	By:	/s/ Walter G. Goodrich
David R. Looney		Walter G. Goodrich Vice-Chairman & CEO
Dated: March 24, 2010.	Dated: March 24, 2010.

Attachment “A”
GOODRICH PETROLEUM CORPORATION
AMENDMENT TO PHANTOM STOCK AND STOCK OPTION AGREEMENTS
     THIS AMENDMENT TO PHANTOM STOCK AND STOCK OPTION AGREEMENTS is dated effective for all purposes as of the Resignation Date, by and between Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), and David R. Looney (the “Grantee”);
     WHEREAS, the Company and Grantee have entered into Phantom Stock and Stock Option Agreements (collectively, the “Grant Agreements”) pursuant to the provisions of the Company’s 2006 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, the Company and Grantee believe that it is in their respective best interests to amend the Grant Agreements as hereinafter set forth;
     NOW, THEREFORE, the Grant Agreements are hereby amended, as applicable as follows:
     1. Amendment to Phantom Stock Vesting Schedule. Notwithstanding anything in the vesting schedule(s) of the Grant Agreements for the shares of phantom stock due to vest on December 3, 2010, December 9, 2010, February 12, 2011, and December 3, 2011, such phantom shares shall not terminate prior to the 28th day following the Resignation Date, except as provided below. If the Waiver and Release becomes effective and nonrevocable prior to such 28th day, 25,000 of such shares of unvested phantom stock shall become vested on the Release Date and all remaining shares of phantom stock shall be cancelled without payment effective on such Release Date.
     2. Amendment to Stock Options. Notwithstanding anything in the option Grant Agreements to the contrary, the vested options listed on Attachment B shall remain exercisable by Grantee at any time prior to their expiration date, subject to their earlier expiration pursuant to the provisions of the Plan and such option agreements, other than those provisions with respect to your termination of employment, but in no event may an option be exercised after May 9, 2016.
     All other stock options shall be cancelled unexercised and without payment on the Resignation Date.
     3. Continuing Effect of Agreements. Except as hereby amended, the Grant Agreements shall remain in full force and effect; provided that these Amendments shall be effective only upon satisfaction of the conditions specified in that certain letter agreement between the Company and the Grantee dated March 24, 2010 (the “Letter Agreement”).

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     4. Terms. Any terms defined in the Letter Agreement and used herein shall have the meaning set forth in the Letter Agreement.
     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective for all purposes as provided herein.

GOODRICH PETROLEUM CORPORATION
By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Vice-Chairman and Chief Executive Officer

GRANTEE
/s/ David R. Looney
David R. Looney

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Attachment “B”
Phantom Stock

	Unvested	Phantom Shares to
Vesting	Phantom	become Vested on	Phantom Shares to
Dates	Shares	Release Date	be Forfeited

12/03/2010	10,429 Shares	10,429 Shares	-0-
12/09/2010	6,212 Shares	6,212 Shares	-0-
02/12/2011	7,333 Shares	7,333 Shares	-0-
12/03/2011	10,429 Shares	1,026 Shares	9,403 Shares
12/09/2011	6,212 Shares	-0-	6,212 Shares
12/03/2012	10,429 Shares	-0-	10,429 Shares

		25,000	26,044
Stock Options

Latest
Vested	Expiration
Stock Options	Date

60,000 Options	05/09/2016

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Attachment “C”
Mutual Waiver and Release
     I, David R. Looney, hereby release and discharge Goodrich Petroleum Corporation, Goodrich Petroleum, L.L.C., and any parent, subsidiary, predecessor, successor, assign or affiliated entity of either of them, along with their respective owners, partners, members, officers, directors, employees, agents, attorneys, successors, administrators and insurers (collectively the “Company Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that I executed this Agreement, including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xvi) any and all claims I may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement or stock option plan or agreement with any Company Party (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, I am simply agreeing that, in exchange for the consideration provided in the Agreement of which this Waiver and Release is a part, any and all potential claims of this nature that I may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived in full. However, notwithstanding the foregoing, this release will not apply to the indemnification obligation of the Company as contained in the Letter Agreement, nor any indemnification generally available to me under the by-laws of the Company, nor will it release the Company from providing D&O liability insurance policies which cover me for acts or omissions committed by me during my tenure as an employee or a consultant for the Company
     In no event does this release include any claims that arise after the date that I sign this Agreement, including any claims for sums owed pursuant to this Agreement. Nothing in this Agreement prevents me from filing any non-legally waivable claim, including a challenge to the validity of this Agreement with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

     I expressly represent, warrant and agree that:
     (a) I have not brought or joined any claims, appeals, complaints, charges or lawsuits against the Company Parties and have made no assignment, sale, delivery, transfer or conveyance of any rights I have asserted or may have against any of the Company Parties with respect to any Released Claim.
     (b) I have been advised that I have the right to seek legal counsel before signing this Waiver and Release and I have had adequate opportunity to do so.
     (c) I have been given at least twenty-one (21) days to review this Waiver and Release.
     (d) I have seven days after signing this Waiver and Release to revoke it. The letter agreement between me and Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C. dated March 24, 2010 to which this Waiver and Release is attached (the “Letter Agreement”) will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the Waiver and Release is effective only if received by Walter Goodrich in writing by the close of business at midnight, Houston, Texas time, on the seventh day after I sign this Waiver and Release. I understand that if I revoke my acceptance of this Waiver and Release, the Company will not provide me with the benefits or payments described in the Letter Agreement and all other terms of the Letter Agreement will become null and void.
I am knowingly and voluntarily entering into this Waiver and Release and, by doing so, I am receiving consideration in addition to anything of value to which I am already entitled.

Signature	/s/ David R. Looney
David R. Looney

For the same consideration, Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C. on behalf of themselves and each of the Company Parties do hereby release and discharge David R. Looney, his heirs, assigns, and successors (the “Looney Parties”) from any claim, demand or cause of action for damages or other relief, based upon, arising out of or caused by (i) any act, statement or representation made, performed or omitted by David R. Looney in the course and scope of his employment by any of the Company Parties, or (ii) any document executed by David R. Looney on behalf of any of the Company Parties, during the course of his employment; provided that the Company Parties had prior knowledge of the act, omission or document or prior knowledge of facts which would put a reasonable person on notice of such act, omission or document; and provided further that this release shall exclude any act or omission of

David R. Looney that was gross negligence, willful misconduct or violated any law. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, the Company Parties are simply agreeing that, in exchange for the consideration provided in the Agreement of which this Waiver and Release is a part, any and all potential claims of this nature that the Company Parties may have against the Looney Parties, regardless of whether they actually exist, are expressly settled, compromised and waived in full.

By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Vice-Chairman and Chief Executive Officer
Dated: March 24, 2010

Attachment “D”
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is made and entered into by and between Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C., its successors and assigns (collectively, the “Company”) and David R. Looney (“Consultant”), to be effective as of April 1, 2010 (the “Effective Date”). The Company and Consultant hereby agree as follows:
     1. Term. For a period beginning on the Effective Date and ending six months after the Effective Date (the “Consulting Term”), Consultant shall provide the Services (as defined below) to the Company.
     2. Consulting Services. Consultant agrees to provide consulting services on the terms and conditions contained in this Agreement. At the request of the Company, Consultant shall assist with the transition to a new, including interim, Chief Financial Officer and provide assistance with regard to the financial operations of the Company, as the Company may request from time to time (the “Services”). The parties agree that under no circumstances may the Services occupy more than 40 hours of Consultant’s time in any given week through the end of April, 2010 and thereafter, not more than eight hours during any week during the remaining Consulting Term. The parties further acknowledge and agree that the level of Services that are expected to be required of Consultant during the Consulting Term will, in the aggregate, be less than 20% of the average level of bona fide services performed by Consultant for the Company over the 36-month period immediately preceding the Effective Date.
     3. Independent Contractor Relationship. Consultant is an independent contractor with respect to his performance of all of the Services under this Agreement. The Company shall not direct or exercise control over the manner or means by which the Services are provided. Consultant shall have the right to devote his business day and working efforts to other business and professional opportunities as do not interfere with the rendering of Services to the Company. Consultant is not and shall not be deemed for any purpose to be an employee, agent, servant or representative of the Company. Consultant shall not have authority to act for the Company, give instructions or orders on behalf of the Company or make commitments for or on behalf of the Company. Except as otherwise provided in that certain letter agreement between the Company and Consultant dated March 24, 2010 to which this Agreement is attached (the “Letter Agreement,”), Consultant shall not be and is not entitled to participate in any employee benefit or compensation plans or programs of the Company, or receive any other benefits provided to Company employees.
     4. Compensation. The Company shall pay Consultant a monthly fee of $28,875.00 for his Services, such that during the full Consulting Term, the Company shall pay Consultant a total of $173,250.00. Such monthly fee shall be paid no later than the 30th day of each month during the term of this Agreement. The first monthly fee shall be paid on April 30, 2010 and, so long as this Agreement remains in effect throughout the full Consulting Term, five successive payments will then be made in monthly installments thereafter, with the last such payment being made no later than September 30, 2010.

     5. No Tax Withholding. Because Consultant shall act in the capacity of an independent contractor, the Company will not withhold from payments to be made to Consultant any sums for income tax, unemployment insurance, social security, or any other tax or withholding. Consultant expressly acknowledges and agrees that Consultant is solely responsible for the payment of all income and other taxes for sums received by him pursuant to this Agreement.
     6. Termination. This Agreement shall automatically terminate upon the earliest to occur of (1) the expiration of the Consulting Term; or (2) the death, total disability, or incapacity of Consultant. In the event of the death, total disability, or incapacity of Consultant prior to September 30, 2010, any payments that would otherwise be due under paragraph 4 above shall be paid to the estate of the Consultant.
     7. Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to their consulting arrangement and supersedes and extinguishes any and all prior statements, agreements, representations (including oral representations) or understandings relating to the subject matter hereof, with the exception of the Letter Agreement. This Agreement may not be modified or amended except through a writing signed by both the Company and Consultant.
     8. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas, regardless of any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another state or country. Venue for enforcement of this Agreement shall be in Harris County, Texas. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties. The headings used herein are for reference only and shall not affect the construction of this Agreement.
     9. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
[Signature page follows]

     IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement in one or more counterparts to be effective as of the Effective Date.

COMPANY			CONSULTANT
By:	/s/ Walter G. Goodrich		By:	/s/ David R. Looney
	Name:	Walter G. Goodrich		Name:	David R. Looney
	Title:	Vice Chairman & Chief Executive Officer

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